Exhibit 4.2
Name of Company: TAOMEE HOLDINGS LIMITED
TAOMEE HOLDINGS LIMITED

Number:	Number	Ordinary Share(s)
- [no. of shares] -
Share(s): - [no. of shares] - Issued to: [name of shareholder] Dated Transferred from:

Incorporated under the laws of the Cayman Islands

Share capital is US$20,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00002 each

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the      day of                      2011 by:

DIRECTOR

TRANSFER
I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called TAOMEE HOLDINGS LIMITED

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor